SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐    Soliciting Material Pursuant to § 240.14a-12

SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sun Healthcare Group, Inc.

April 10, 2007

Dear Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of Sun Healthcare Group, Inc. The meeting will be held on Thursday, May 17, 2007 at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 at 9:00 a.m., local time.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, please complete, sign, date and promptly return the accompanying proxy card in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

     We look forward to seeing you at the Annual Meeting.

Sincerely,

Richard K. Matros
Chairman of the Board
and Chief Executive Officer

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007
________________________________

To the Stockholders of Sun Healthcare Group, Inc.:

     The 2007 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation, will be held on Thursday, May 17, 2007 at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 at 9:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:

1.	To elect the Board of Directors;

2.	To amend Sun’s Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 125,000,000;

3.	To approve the Audit Committee's intended appointment of Ernst & Young LLP as independent public accountants of Sun for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly come before Sun's Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 30, 2007 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope. If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors,

Michael T. Berg
Secretary

April 10, 2007

SUN HEALTHCARE GROUP, INC.
18831 Von Karman, Suite 400
Irvine, California 92612
______________

PROXY STATEMENT
______________

Introduction
     This Proxy Statement is furnished by the Board of Directors of Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 17, 2007 at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Sun’s stockholders on or about April 12, 2007.

Proxy Procedures

     The persons named to serve as proxy holders were selected by the Board of Directors of Sun. If a proxy card is properly executed and returned before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any adjournments thereof. If a proxy card specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications. If no such specification is made on a proxy card that is signed and returned, such shares will be voted as recommended in this Proxy Statement by the Board of Directors. As to any other business that may properly come before the meeting, the persons named in the accompanying proxy card will vote the shares in accordance with their best judgment. Sun does not presently know of any other business to come before the meeting.

     Execution of a proxy card will not in any way affect a stockholder’s right to attend the meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Sun an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Sun will pay the cost of solicitation of proxies. In addition, Sun may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons. Although it is contemplated that proxies will be solicited primarily through the mail, Sun may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, facsimile and other means.

Outstanding Shares and Voting Rights

     At the close of business on March 30, 2007, there were outstanding 42,939,602 shares of Sun’s common stock, par value $.01 per share (the “Common Stock”). Only the holders of Common Stock on March 30, 2007, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes (defined below) will be counted as present for quorum purposes.

     The persons appointed by Sun to act as election inspectors for the Annual Meeting will count votes cast by proxy or in person at the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker votes on some matters on a proxy card but not on others because the broker does not have discretionary power to vote on a particular matter. Abstentions with respect to any proposal (other than the election of directors) will have the effect of votes “against” that proposal.  Broker non-votes, however, do not constitute votes “for” or “against” any matter proposed for consideration at the Annual Meeting of Stockholders and thus will be disregarded and have no effect in the calculation of “votes cast” with respect to such matters and, accordingly, will not affect the outcome of the vote.

     Once a quorum has been established, directors are elected by a plurality of the votes cast by holders of shares entitled to vote at the Annual Meeting. This means that the individuals who receive the largest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. In order to approve any other proposals at the Annual Meeting, holders of a majority of the shares represented at the Annual Meeting, either in person or by proxy, and entitled to vote must vote in favor of the proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS
Board of Directors

     The Board of Directors currently is comprised of eight members. Upon recommendation by the Nominating and Governance Committee, the Board of Directors has nominated for election at the 2007 Annual Meeting Gregory S. Anderson, Tony M. Astorga, Christian K. Bement, Michael J. Foster, Barbara B. Kennelly, Steven M. Looney, Richard K. Matros, and Milton J. Walters, all of whom are currently serving on the Board as Directors. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. There are no family relationships among any directors, executive officers or nominees. Each of the directors who are elected will serve until the 2008 Annual Meeting or until his or her successor, if any, is elected.

     The Board of Directors knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve at the time the election occurs, the shares represented by all valid proxies received may be voted for a substitute nominee designated by the Board or the Board may reduce the number of directors. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, any vacancy so arising may be filled by the Board. A director appointed by the Board to fill a vacancy shall serve for the remainder of the full term of the director as to whom the vacancy occurred or for the term as to which the new directorship was created.

     The Board of Directors has determined that each of the current directors and nominees, other than Mr. Matros, is “independent” under the applicable rules of the National Association of Securities Dealers, Inc. (“NASD”). The following sets forth certain biographical information for each of the persons nominated for election at the 2007 Annual Meeting. Directors’ ages are as of the date of the Annual Meeting.

Gregory S. Anderson, age 50, has served as a member of our board of directors since 2001. Mr. Anderson has served as Managing Partner of Glendora Hospital Partners, a senior housing management and development company, since 1998. He served as President and Chief Executive Officer of Bank of Arizona, NA from 2004 until 2006. He served as President and Chief Executive Officer of Quality Care Solutions, Inc., a publicly held provider of software and services for the healthcare industry, from 1998 to 2002. Prior to 1998 Mr. Anderson was in the venture capital business. From 1993 to 1998 he was President of Anderson & Wells Co., the venture capital manager of Sundance Venture Partners and El Dorado Investment Co. Mr. Anderson currently serves on the board of directors of Hawaiian Airlines, Inc., which commenced bankruptcy proceedings in March 2003.

Tony M. Astorga, age 61, has served as a member of our board of directors since 2004. He has served as the Senior Vice President and Chief Financial Officer of Blue Cross and Blue Shield of Arizona, a health insurance company, since 1988. From 1976 to 1987 he was a partner in the firm of Astorga, Maurseth & Co., P.C., a certified public accounting firm. Mr. Astorga previously served on the board of directors of Regency Health Services, Inc., a publicly held long-term care operator.

Christian K. Bement, age 64, has served as a member of our board of directors since 2004. He has served as the President and Chief Executive Officer of Earl Scheib, Inc., a publicly held chain of auto paint shops, since 1999. From 1995 to 1998, he served as Executive Vice President and Chief Operating Officer of Earl Scheib, Inc. He previously served on the board of directors and as an officer of Thrifty Corporation, an operator of drug stores and sporting goods stores, as Executive Vice President from 1990 to 1994 and as Senior Vice President of Industrial Relations from 1985 to 1990. Mr. Bement has served on the board of directors of Earl Scheib, Inc. since 1997, and is one of the founders and has served on the board of directors of the 1st Century Bank located in Century City, California since 2004.

Michael J. Foster, age 53, has served as a member of our board of directors since December 2005. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE VI SBIC, L.P. and other private equity investment funds. Mr. Foster is a director of several privately held portfolio companies of RFE Investment Partners V, L.P., RFE VI SBIC, L.P., and the other investment funds managed by RFE Management Corp. (collectively referred to as “RFE”).

Barbara B. Kennelly, age 70, has served as a member of our board of directors since 2005. She has served as President and Chief Executive Officer of the National Committee to Preserve Social Security and Medicare since 2002. Mrs. Kennelly served as a lobbyist within the federal policy practice group of the law firm of Baker & Hostetler LLP from 2000 to 2001, and served as Counselor to the Commissioner at the Social Security Administration from 1999 to 2000. Mrs. Kennelly served as a Representative from the State of Connecticut in the United States Congress from 1982 to 1999, during which time she was (i) the first woman elected to serve as the Vice Chair of the House Democratic Caucus, (ii) the first woman to serve on the House Committee on Intelligence and to chair one of its subcommittees, (iii) the first woman to serve as Chief Majority Whip, (iv) the third woman in history to serve on the Ways and Means Committee, and (v) the ranking member of the Subcommittee on Social Security during the 105th Congress. Prior to her election to Congress, Mrs. Kennelly was Secretary of the State of Connecticut and a member of the Hartford Court of Common Council. She serves on numerous Boards and Commissions, including the Social Security Advisory Board.

Steven M. Looney, age 57, has served as a member of our board of directors since 2004. He has served as a consultant, independent director and advisor since 2005. He was the Chief Financial Officer of Pinkerton Computer Consultants Inc., an information technology firm, from 2000 to January 2005. Mr. Looney has served as a Director of WH Industries Inc., a precision metal parts manufacturing company, since 1992 and as Chief Financial Officer of that firm from 1992 through 1999. From 1990 to 1997, he served as a director of Computers at Work Ltd, a hand-held computer consulting firm. Mr. Looney is a Director of Family Home Health Services Inc., a publicly held company with Medicare home health and medical staffing operations, WH Industries, Inc., GSC Investment Corp., a publicly held business development company and of Vein Associates of America, Inc., a publicly held provider of vein disease treatment and related services.

Richard K. Matros, age 53, has been our Chairman of the Board and Chief Executive Officer since 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President—Operations from 1988 to 1991. Mr. Matros currently serves on the board of directors of Bright Now! Dental.

Milton J. Walters, age 64, has served as a member of our board of directors since 2001. Mr. Walters has served with investment banking companies for over 30 years, including: Tri-River Capital since 1999 and from 1988 to 1997, as President; Prudential Securities from 1997 to 1999, most recently as Managing Director; Smith Barney from 1984 to 1988, most recently as Senior Vice President and Managing Director; Warburg Paribas Becker from 1965 to 1984, most recently as Managing Director. He currently serves on the board of directors of Decision One Corporation and Fredericks of Hollywood.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the election of each nominee for director as proposed.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     Board of Directors. During 2006, the Board of Directors held 11 meetings and took action by written consent in lieu of a meeting once. To assist in the discharge of its responsibilities, the Board of Directors maintained five standing committees during 2006: Audit, Compensation, Nominating, Compliance, and Executive. The members of these standing committees are elected by the Board of Directors and serve at the pleasure of the Board. None of the directors attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during 2006. Sun encourages its directors to attend its annual meetings, and each of our current directors attended the 2006 Annual Meeting of Stockholders.

     Audit Committee. The Audit Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com. As more fully described in its charter, the Audit Committee oversees Sun’s accounting and financial reporting processes. The Audit Committee held eight meetings during 2006. All of the members are non-employee directors and are “independent” in accordance with the requirements of the NASD and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is currently comprised of Mr. Walters (Chair), Mr. Anderson, Mr. Astorga, Mr. Bement and Mr. Foster. The Board has designated one member of the Audit Committee, Mr. Walters, as an audit committee financial expert, as defined by the Securities and Exchange Commission (the "SEC"). Mr. Walters’ biography is set forth above.

     Compensation Committee. During 2006, the Compensation Committee was comprised of Mr. Walters (Chair), Mr. Looney and Keith W. Pennell. Effective January 15, 2007, Mr. Pennell resigned from the Board and was replaced on the Compensation Committee by Mr. Bement. The Board has determined that each member of the Compensation Committee (including Mr. Pennell with respect to the period he served as a member of the committee) is independent under the rules of the NASDAQ. In 2006, the Compensation Committee held 11 meetings and took action by written consent in lieu of a meeting once.

     The Compensation Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com. As more fully described in its charter, the Compensation Committee determines the compensation of Sun’s Chief Executive Officer and other senior officers, including salaries, bonuses, grants of stock options and other forms of equity-based compensation, approves all employment and severance agreements for senior officers, approves significant changes to benefit plans, and performs such other functions as the Board may direct. The Compensation Committee also administers Sun’s stock incentive plans and makes recommendations to the Board concerning the compensation of the directors.

     The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, except that the subcommittee would not have any final decision-making authority on behalf of the Board or the Committee. The Compensation Committee has no current intention to form any subcommittees. The Compensation Committee takes into account recommendations of Mr. Matros, Sun’s Chief Executive Officer, and Heidi Fisher, Sun’s Senior Vice President - Human Resources, in determining the compensation (including stock awards) of senior officers other than the Chief Executive Officer. Otherwise, our executive officers do not have any role in determining the form or amount of compensation paid to our Named Executive Officers or our other senior executive officers.

     The Compensation Committee meets as necessary to formulate its compensation decisions. Such meetings may include one or more of Sun’s senior officers or consultants retained by the Compensation Committee. As discussed in the Compensation Discussion and Analysis below, the Compensation Committee employed a compensation consultant, Pearl Meyer & Associates (“Pearl Meyer”), to conduct a competitive review of Sun’s executive compensation programs, to recommend modifications to its annual and long-term incentive programs and to assist it in its deliberations concerning executive compensation in 2006. Pearl Meyer provided analyses of compensation of executives of peer companies, assisted the Compensation Committee in its determination of the number of stock-based awards to be awarded to executives, helped determine appropriate performance measures for plan-based awards granted during 2006 (that is, both for annual incentive bonuses and long-term incentive awards), and advised on other aspects of executive compensation as requested by the Compensation Committee. As also noted below, the Compensation Committee retained outside counsel to assist in its review during 2006 of Mr. Matros’ employment agreement and the agreements of certain other senior officers. Neither Pearl Meyer nor such outside counsel performed other services for Sun, their sole engagements with Sun consisting of the work that they performed for the Compensation Committee.

     Nominating and Governance Committee.  The Nominating and Governance Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com.  As more fully described in its charter, the Nominating and Governance Committee recommends to the Board nominees for election to the Board at annual meetings of stockholders and candidates for appointment to the committees of the Board, and develops and recommends to the Board a set of corporate governance principles for Sun. Criteria the Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by NASDAQ and the rules and regulations of the SEC.  While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to Sun’s affairs; (e) each director should represent the long-term interests of Sun’s stockholders as a whole; and (f) directors should be selected such that the Board represents a diversity of backgrounds and experiences.  The Nominating and Governance Committee will consider written proposals from stockholders for nominees to the Board of Directors.  Nominations must be submitted within the time frame and as provided in our bylaws and as described under “Other Matters - Stockholder Proposals and Nominations.”

     Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees. In 2006, the Nominating and Governance Committee held one meeting. All of the members are non-employee directors and are “independent” in accordance with the requirements of the NASD. The Nominating and Governance Committee is currently comprised of Mr. Bement (Chair), Mr. Astorga and Ms. Kennelly.

     Compliance Committee. The Compliance Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com. As more fully described in its charter, the Compliance Committee assists the Board in ensuring the ongoing commitment of Sun to compliance with applicable laws, regulations, professional standards, industry guidelines and Sun’s policies and procedures. In 2006, the Compliance Committee held four meetings. The Compliance Committee is currently comprised of Mr. Anderson (Chair), Mr. Astorga, Mr. Bement, Ms. Kennelly and Mr. Looney.

     Executive Committee. The Executive Committee operates under a written charter that is available for viewing on Sun’s web site at www.sunh.com. As more fully described in its charter, the Executive Committee assists the Board in fulfilling its responsibilities in an efficient and timely manner during the interval between regular meetings of the full Board. In performing this role, the Committee is empowered to exercise all powers and authority of the Board if Board action is needed during the interval between meetings of the Board, provided that the Committee may not take any action which (i) would require the approval of Sun’s stockholders, (ii) would be in contravention of the powers that a committee may exercise pursuant to the Delaware General Corporation Law, (iii) pertains to the specific duties or responsibilities of the Audit Committee, the Compensation Committee, Compliance Committee or the Nominating and Governance Committee, or (iv) is in contravention of specific directions given by the full Board. The Executive Committee did not meet or take action by written consent in lieu of a meeting during 2006. The Executive Committee is currently comprised of Mr. Anderson (Chair), Mr. Foster and Mr. Matros.

Representation on Board of Directors

     RFE and DFW Capital Partners L.P. (“DFW”) were formerly the principal stockholders of Peak Medical Corporation (“Peak”), which Sun acquired in December 2005. In connection with that acquisition, Sun agreed with RFE and DFW that they were each entitled to nominate one individual to our Board of Directors until such time as RFE or DFW, as the case may be, ceased to own at least 50% of the shares of our Common Stock that they respectively acquired from us in our acquisition of Peak. The nominee for RFE was Mr. Foster and the nominee for DFW was Keith W. Pennell. See “Certain Relationships and Related Transactions.” In January 2007, DFW ceased to hold the requisite number of shares and Mr. Pennell resigned from the Board.

Additional Corporate Governance Matters

     Stockholders may send written communications to Sun’s Board of Directors c/o Sun’s Corporate Secretary at 18831 Von Karman, Suite 400, Irvine, California 92612.  All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors.  The Chairman will distribute the correspondence to the other Board members if he determines it is appropriate for the Board to review.

Executive Officers

     Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, nominees for director and executive officers. The following sets forth the titles and certain biographical information for each of our executive officers. The ages of the officers are as of the date of the Annual Meeting. The biographical information for Richard K. Matros, our Chairman of the Board and Chief Executive Officer, is included under “Board of Directors” above.

L. Bryan Shaul, age 62, has been our Executive Vice President and the Chief Financial Officer since 2005. From 2001 to 2005, Mr. Shaul was the Executive Vice President and Chief Financial Officer of Res-Care, Inc., a publicly owned provider of services to persons with developmental disabilities and special needs. From 1999 to 2001, he served at Humana Inc., a health insurance company, most recently as Vice President—Finance and Controller and prior to that as Vice President of Mergers and Acquisitions. From 1997 to 1999, Mr. Shaul was Chief Financial Officer of Primary Health, Inc., a physician practice management and HMO company. From 1994 to 1996, he was the Senior Vice President and Chief Financial Officer of RightCHOICE Managed Care, Inc. From 1971 to 1993, he held various positions with Coopers & Lybrand, most recently as the Partner-in-Charge of West Coast Insurance Practice.

Michael Newman, age 58, has been our Executive Vice President and General Counsel since 2005. From 1983 to 2005, he was a partner with the law firm of O’Melveny & Myers LLP.

Chauncey J. Hunker, Ph.D., age 56, has been our Chief Risk Officer since September 2006 and our Chief Compliance Officer since 2000. From 1996 to 2000, Dr. Hunker served as Vice President of Continuous Quality Improvement of SunDance. From 1995 to 1996, he was a Clinical Director of SunDance and from 1992 to 1995 he was a Regional Vice President of Learning Services—Midwestern Regional Facility in Madison, Wisconsin. Dr. Hunker has also served as Adjunct Assistant Professor, Department of Neurology at the University of Wisconsin Medical School since 1989.

Heidi J. Fisher, age 50, has been our Senior Vice President of Human Resources since 2002. From 1998 to 2002, Ms. Fisher was Vice President Human Resources of Bright Now! Dental, a dental practice management company. From 1997 to 1998, she was Corporate Director of Human Resources at Covenant Care, Inc. a long-term care company. From 1994 to 1997, Ms. Fisher was with Regency Health Services, Inc., a long-term care company, most recently with the title Senior Director of Human Resources. From 1987 to 1994, Ms. Fisher was Senior Manager of Human Resources with Volt Delta Resources, Inc.

William A. Mathies, age 47, has been President of SunBridge Healthcare Corporation since 2002, President and Chief Operating Officer of SunBridge since January 2006, and President and Chief Operating Officer of SHG Services, Inc., our ancillary services holding company, since January 2006. From 1995 to 2002, Mr. Mathies served as Executive Vice President of Beverly Enterprises, Inc., a long-term care company.  Most recently, he was the Executive Vice President of Innovation/Services for Beverly. He previously served Beverly as President of Beverly Health and Rehabilitation Services (the long-term care subsidiary of Beverly), from 1995 to 2000, and various other operational positions from 1981 to 1995. Mr. Mathies serves as a director of MyInnerview, Inc.

Richard L. Peranton, age 57, has been President of CareerStaff Unlimited, Inc., our medical staffing subsidiary, since 2004. From 2001 to 2004, Mr. Peranton was the President and Chief Executive Officer of EMSI, Inc. a leading medical information services provider related to risk management services. From 1994 to 2001, he was the President and Chief Executive Officer of Nursefinders, Inc., one of the nation’s largest providers of temporary staffing services. From 1981 to 1994, he served in various capacities, most recently as President—Southern Division, with Olsten Kimberly Quality Care, a provider of supplemental health care staffing.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and the rules promulgated thereunder require our directors and executive officers and persons who own more than ten percent of our Common Stock to report their ownership and changes in their ownership of Common Stock to the SEC. Copies of the reports must also be furnished to us. Specific due dates for the reports have been established by the SEC and we are required to report any failure of our directors, executive officers and more than ten percent stockholders to file by these dates.

     Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2006 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were met.

Code of Ethics

     We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other financial personnel. The Code of Ethics is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations. The Code of Ethics is available on our website at www.sunh.com. If we make any substantive amendments to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO INCREASE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company’s Certificate of Incorporation presently authorizes Sun to issue up to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Certificate of Incorporation increasing the authorized number of shares of our common stock from 50,000,000 to 125,000,000 shares (the “Share Increase Amendment”). The number of authorized shares of preferred stock will remain unchanged.

     As of March 30, 2007, there were 42,939,602 shares of common stock outstanding. Of the remaining 7,060,398 authorized but unissued shares of common stock, 3,466,516 shares have been reserved for issuance under our equity incentive plans, and an aggregate of 2,017,897 shares have been reserved for issuance upon exercise of our outstanding warrants to purchase common stock.  Accordingly, 1,575,985 shares of common stock remain unissued and unreserved. An additional 1,800,000 shares have been authorized for issuance pursuant to our 2004 Equity Incentive Plan (the “2004 Plan”), but such shares have not been reserved for issuance by the Board of Directors.

     The Board of Directors believes it is prudent to have a greater number of authorized shares of common stock available to issue in the future for, among other things, raising additional capital, acquisitions, stock splits, stock dividends and other corporate purposes.  Except for the shares reserved under our equity incentive plans, the 1,800,000 shares authorized under our 2004 Plan and not yet reserved and the shares to be issued upon the conversion of the warrants, the Board of Directors has no present plans, arrangements, undertakings or commitments to issue any shares of common stock. Having more authorized shares of common stock available for issuance in the future for such corporate purposes as the Board of Directors deems necessary and advisable will give us greater flexibility. The additional shares of common stock authorized by the Share Increase Amendment would be available for future issuance without further action by stockholders, unless action is required by stockholders by applicable law or the rules of any stock exchange on which our securities may then be listed.

It is proposed that Article FOURTH of the Company’s Certificate of Incorporation be amended to read in its entirety as follows:

“FOURTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Thirty Five Million (135,000,000) shares, divided into:

(a) One Hundred Twenty Five Million (125,000,000) shares of common stock with One Penny ($.01) par value; and

(b) Ten Million (10,000,000) shares of preferred stock with One Penny ($.01) par value.

     If the holders of common stock approve the proposal, Articles of Amendment to the Certificate of Incorporation containing the Share Increase Amendment will be filed with the Secretary of State of Delaware and the amendment will be effective upon the acceptance by the Secretary of State.

Vote Required

     The affirmative vote of at [least a majority] of the outstanding shares of common stock is required for approval of the Share Increase Amendment.  The proxy holders named in the accompanying form of proxy will vote the shares represented by the proxy for approval of the Share Increase Amendment, unless a contrary choice has been specified on the proxy.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the approval of the Share Increase Amendment.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee intends to appoint the firm of Ernst & Young LLP (“Ernst & Young”) as the independent public accountants to audit the accounts of Sun and its subsidiaries for the year ending December 31, 2007. Although Sun’s Bylaws do not require stockholder ratification of the selection of its independent accountants, as a matter of good corporate practice, the Board is submitting the Audit Committee’s intended selection of accountants for stockholder ratification. However, even if the stockholders ratify Sun’s selection, the Audit Committee, in its discretion, may still appoint a different independent public accountant if it believes that such a change would be in the best interests of Sun and its stockholders.

     A representative of Ernst & Young is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as proposed.

Audit and Related Fees

     The table below shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2006 and 2005. During 2006 and 2005, our Audit Committee determined that the provision by Ernst & Young of non-audit services was compatible with maintaining the audit independence of Ernst & Young. The following table summarizes our principal accounting fees and services incurred for the years ended December 31, (in thousands):

Services	2006	2005
Audit Fees	$2,425	$2,524
Audit Related Fees	272	372
Tax Fees	-	-
All Other Fees	6	6
Total	$2,703	$2,902

    Audit Fees. This category includes the fees for the annual audit of our consolidated financial statements and the quarterly reviews of our quarterly consolidated financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or reviews, one statutory audit, comfort letters, consents, assistance with and review of documents filed with the SEC and attest services pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

     Audit Related Fees. This category includes fees for due diligence in connection with acquisitions.

     Tax Fees. Not applicable.

     All Other Fees. This category includes fees related to accounting research services in 2006 and 2005.

     Audit Committee Pre-Approval Policies and Procedures. The Charter for the Audit Committee of our Board of Directors establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by our independent public accountants. Such pre-approval can be given as part of the Committee’s approval of the scope of the engagement of the independent public accountants or on an individual basis. The approved non-auditing services must be disclosed in our periodic public reports. The Committee can delegate the pre-approval of non-auditing services to one or more of its members, but the decision must be presented to the full Committee at the next scheduled meeting. The charter prohibits Sun from retaining our independent public accountants to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; and (iv) internal audit outsourcing services. The Audit Committee pre-approved all of the non-audit services provided by our independent public accountants in 2006, 2005 and 2004.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management,

(2)
discussed with Ernst & Young, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and

(3)	received the written disclosure and letter from the Auditors the matters required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that Sun’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Submitted by the Audit Committee:

Milton J. Walters, Chairman
Gregory S. Anderson
Tony M. Astorga
Christian K. Bement
Michael J. Foster

The above report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock on March 30, 2007 for the following: (i) each of our directors and Named Executive Officers (as defined below under “Executive Compensation - Summary Compensation Table”); (ii) all of our directors and executive officers as a group; and (iii) each person known by us to own more than 5% of our Common Stock. Except as otherwise indicated below, the address of the stockholders listed below is 18831 Von Karman, Suite 400, Irvine, California 92612.
Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent Beneficially Owned(1)
Directors and Certain Executive Officers
Gregory S. Anderson	18,705 (2)	*
Tony M. Astorga	9,955 (3)	*
Christian K. Bement	12,671 (4)	*
Michael J. Foster	4,729,578 (5)	11.0%
Barbara B. Kennelly	2,387 (6)	*
Steven M. Looney	9,571 (7)	*
Milton J. Walters	21,355 (8)	*
Richard K. Matros	456,724 (9)	1.1%
L. Bryan Shaul	102,762 (10)	*
William A. Mathies	172,727 (11)	*
Michael Newman	16,497 (12)	*
Chauncey J. Hunker	40,988 (13)	*
All directors and executive officers as a group (14 persons,
including those named above)	5,660,850 (14)	13.0%
5% Stockholders
RFE Investment Partners V, L.P.	4,727,907 (15)	11.0%
RFE VI SBIC, L.P.
36 Grove Street
New Canaan, CT 06840
FMR Corp.	2,389,681 (16)	5.6%
82 Devonshire Street
Boston, MA 02109
__________________
*	Less than 1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of March 30, 2007 are deemed to be currently exercisable. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes 16,355 shares that could be purchased pursuant to stock options and excludes 716 vested restricted stock units for which a distribution deferral option was elected.
(3)	Includes 8,855 shares that could be purchased pursuant to stock options and excludes 716 vested restricted stock unit awards for which a distribution deferral option was elected.
(4)	Includes 8,855 shares that could be purchased pursuant to stock options.
(5)
Includes 1,671 shares that could be purchased pursuant to stock options and 4,727,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director. 716 vested restricted stock unit awards for which a distribution deferral option was elected are excluded.

(6)	Includes 1,671 shares that could be purchased pursuant to stock options.
(7)	Includes 8,855 shares that could be purchased pursuant to stock options and excludes 1,100 vested restricted stock units for which a distribution deferral option was elected.
(8)	Includes 16,355 shares that could be purchased pursuant to stock options and excludes 3,066 vested restricted stock unit awards for which a distribution deferral option was elected.
(9)	Includes 246,361 shares that could be purchased pursuant to stock options and 5,114 restricted shares that remain subject to a risk of forfeiture.
(10)	Includes 102,762 shares that could be purchased pursuant to stock options and excludes 12,735 vested restricted stock unit awards for which a distribution deferral option was elected.
(11)
Includes (i) 35,586 shares held by the Mathies Family Trust, with respect to which Mr. Mathies shares voting and investment power, (ii) 133,732 shares that could be purchased pursuant to stock options, and (iii) 3,409 restricted shares that remain subject to a risk of forfeiture.

(12)	Includes (i) 2,735 shares held by the Newman Trust, with respect to which Mr. Newman shares voting and investment power, and (ii) 12,762 shares that could be purchased pursuant to stock options.
(13)	Includes 34,451 shares that could be purchased pursuant to stock options and 767 restricted shares that remain subject to a risk of forfeiture.
(14)
Includes (i) 641,609 shares that could be purchased pursuant to stock options, (ii) 4,727,907 shares held by RFE Investment Partners V, L.P. and RFE VI SBIC, L.P., of which RFE Management Corp. is the investment manager, of which Mr. Foster is a Managing Director, and (iii) and 10,057 restricted shares that remain subject to a risk of forfeiture.  19,049 vested restricted stock unit awards for which a distribution deferral option was elected are excluded.

(15)	RFE Management Corp. is the investment manager of RFE Investment Partners V, L.P. and RFE VI SBIC, L.P. Michael J. Foster is a Managing Director of RFE Management Corp.
(16)
In a schedule 13G filed on February 14, 2007, FMR Corp. disclosed that Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 2,839,681 shares of our common stock as a result of it acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”). Edward C. Johnson 3rd and FMR Corp., through their control of Fidelity, and the Fidelity Funds have the power to dispose of the shares of our common stock held by the Fidelity Funds, but only the Board of Trustees of each of the Fidelity Funds has the power to vote or direct the voting of the shares of our common stock held by such Fidelity Fund.

     From December 9, 2006 to December 9, 2008, RFE has agreed not to sell or otherwise transfer shares of our Common Stock acquired in the acquisition of Peak during any three-month period that exceeds 2.947% of our Common Stock then outstanding. RFE also has agreed that it will not knowingly sell or otherwise transfer shares of our Common Stock acquired in the acquisition of Peak constituting 2.0% or more of the total shares of our Common Stock then outstanding to any one person or group, subject to certain exceptions. These restrictions will lapse upon the occurrence of an “Early Release Event” (as defined). See “Certain Relationships and Related Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth (shares in thousands), for each of Sun’s equity compensation plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2006.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	1,492	$7.52	1,506
Equity compensation plans not approved by stockholders	-	-	-
Total	1,492	$7.52	1,506

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

     Our executive compensation programs are reviewed and approved by our Compensation Committee of our Board of Directors (the “Committee”). None of the Named Executive Officers is a member of the Committee or, except as noted below, had any role in determining the compensation of other Named Executive Officers.

Compensation Objectives and Programs

     Our compensation programs for executives are intended to attract and retain quality senior officers, motivate exceptional performance, maintain the highest possible quality of care, align the interests of our executive management with the interests of our stockholders, enhance profitability, and inspire teamwork and loyalty among the executives. The Committee has approved the elements of compensation for the Named Executive Officers described below based on its belief that a combination of cash-based annual incentives and equity-based long-term incentives, together with an annual base salary, accomplishes these goals.

     The compensation for each of the Named Executive Officers (Mr. Matros, Mr. Shaul, Mr. Mathies, Dr. Hunker and Mr. Newman) is governed by an employment agreement. In 2006, the Committee initiated a review of these contracts with the assistance of its compensation consultant, Pearl Meyer, and outside counsel.  As a result of this review, the Committee recommended changes to certain executives’ compensation and our incentive bonus program generally, as described below. These changes were incorporated into either an amendment to the Named Executive Officer’s employment agreement, or, in the case of Mr. Matros and Dr. Hunker, a new employment agreement that, among other things, sets forth his new base salary and the incentive bonus opportunity.

     Each employment agreement specifies that the executive will receive: (i) a base salary (subject to an annual increase as approved by the Committee), (ii) annual incentive bonuses upon the achievement of stated goals as described below, (iii) participation in any stock option or similar plan available generally to our executives and (iv) other benefits generally available to our employees, including retirement programs, and certain other benefits that have been individually negotiated. The employment agreements also provide for the payment of severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In 2006, compensation was paid to each Named Executive Officer in accordance with his employment agreement. The material terms of these agreements are described below in the narrative that follows the Summary Compensation Table.

     In structuring executive compensation packages, the Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries and severance benefits are primarily intended to attract and retain qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things).

     Our annual incentive bonus is primarily intended to motivate our Named Executive Officers to achieve specific strategies and operating objectives, although we believe it also helps us attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests, although we have no requirement that our executive officers maintain ownership of our common stock. The Committee also believes long-term equity incentives help motivate performance and help us attract and retain top executives. Each Named Executive Officer’s annual incentive bonus is paid out on an annual basis and is designed to reward performance for that year. Long-term equity incentives are generally paid out or earned over a period of years and are designed to reward performance on a long-term basis.

     The Committee believes that performance-based compensation such as annual incentive bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation. For 2006, the Committee approved executive compensation arrangements for Mr. Matros that were intended to result in up to approximately 71% of his total direct compensation being incentive compensation tied directly to our financial performance, with base salary constituting the balance of his 2006 total direct compensation (other than the portion that was tied to our financial performance in 2006, as described below). (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in our financial reporting.) With respect to our other Named Executive Officers, the Committee approved executive compensation arrangements that were intended to result in up to approximately 66% (59% in the case of Dr. Hunker) of each executive’s total direct compensation being incentive compensation tied directly to our financial performance, with base salary constituting the balance of his 2006 total direct compensation. . Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Peer Companies

     In making compensation decisions, in 2006 the Committee, with the assistance of Pearl Meyer, reviewed compensation data from thirteen other companies that operate businesses similar to ours. Many, but not all, of these companies operate skilled nursing facilities and other inpatient facilities. The Committee expects that the companies that comprise this peer group will change over time.

     These peer companies are American Retirement Corporation, Apria Healthcare Group, Inc., Beverly Enterprises, Inc., Extendicare Inc., Five Star Quality Care, Inc., Genesis HealthCare Corporation, Gentiva Health Services, Inc., Kindred Healthcare, Inc., Lincare Holdings Inc., Manor Care, Inc., National Healthcare Corporation, Res-Care, Inc. and Sunrise Senior Living, Inc. Many of these companies are larger than we are (in 2004, the year for which relevant statistics were available when this group was compiled, our revenues were below the 25th percentile of the revenues of this group). The Committee also considered the competitive environment for executives in our industry and the growth that we have experienced in 2005 and 2006 in making its executive compensation decisions.

Base Salaries

     The Committee reviews, with the assistance of Pearl Meyer, base salaries paid to the Named Executive Officers annually to discuss whether adjustments are appropriate after taking into account their individual performances and existing compensation levels, compensation paid to similarly situated executives at peer companies and our performance in the prior years. With respect to executive officers other than Mr. Matros, the Committee considers the recommendations of Mr. Matros and Heidi J. Fisher, our Senior Vice President of Human Resources, in approving salary adjustments.

     In 2006, in the case of Mr. Matros, the Committee determined that an increase in base salary was warranted due to positive performance against our financial plan, including our return to profitability for the first time since the commencement of our bankruptcy proceedings in 1999, the successful acquisition of Peak Medical Corporation and initiation of other key strategic plans, the fact that his base salary had not been increased since he became Chief Executive Officer in 2001 and a competitive analysis of his base salary. The Committee accordingly determined to increase Mr. Matros’ salary to $700,000 (a 7.7% increase) and to grant Mr. Matros a further increase in salary to $750,000 (a cumulative 15.5% increase) retroactive to November 2005 if the 2006 EBITA performance target (as described below) was met. This target was in fact met.

     Dr. Hunker also received a 12.5% increase in base salary effective September 1, 2006 when he assumed the duties of our Chief Risk Officer in addition to his duties as our Chief Compliance Officer. Mr. Mathies received a 5.9% increase in base salary effective January 1, 2006 when he was promoted to Chief Operating Officer of all of our operating subsidiaries. Mr. Shaul received a 5.0% increase in base salary at that same time in recognition of his contribution to our return to profitability and his efforts in controlling our costs and obtaining favorable financing in 2006. The Committee believes that the base salary levels of the Named Executive Officers are reasonable in view of competitive practices, our performance and the contribution of these officers to our success.

Annual Incentive Compensation

     We believe that appropriately structured incentive bonuses will benefit us and our stockholders by motivating executive officers and rewarding them for our success. The employment agreement of each Named Executive Officer provides that such executive will receive an annual incentive bonus if we achieve or exceed specified financial performance targets that are adopted by the Committee at the beginning of the applicable fiscal year. For Mr. Shaul, Dr. Hunker and Mr. Newman, the maximum amount of the incentive bonus is determined by the achievement of the applicable financial performance target, but payment of a percentage of the bonus also depends upon the accomplishment of individual goals. In each case, if minimum financial performance targets are not met in any year, no incentive bonus is paid, whether or not individual goals are met.

Process

     For 2006, the Committee, in consultation with Mr. Matros, Ms. Fisher and Pearl Meyer, determined the annual incentive bonus structure and potential amounts of annual incentive bonuses. In its discussions, the Committee considered the bonus structure in place for 2005 and prior years, provisions of our executive’s existing employment agreements, and incentive bonuses paid to similarly situated executives at our peer companies. In particular, the Committee sought to implement a bonus structure that awarded bonuses based on individual performance goals for most of our executives, in addition to requiring that minimum financial goals are met before any bonus is paid.

     Consistent with our goals of aligning the interests of our executive management with our financial performance, the Committee approved the 2006 financial performance targets described below for all Named Executive Officers and certain other officers at its meeting in March 2006. The performance targets were established at a level that we expected would be met if we performed at a satisfactory level for 2006. Individual performance goals for Mr. Shaul, Dr. Hunker and Mr. Newman were established at that same time by Mr. Matros, in consultation with the Committee and each executive. Individual performance goals for officers other than our Named Executive Officers were established at that same time. The incentive bonuses for Mr. Matros, our Chief Executive Officer, and Mr. Mathies, the Chief Operating Officer of our operating subsidiaries, were completely based on the financial performance targets, because these two officers are ultimately responsible for our success.

Financial Performance Measures

     The annual incentive bonuses for all of our officers, including the Named Executive Officers, are primarily based on our financial performance. In 2006, the Committee selected, for these purposes, two measures of financial performance: EBITDA and Equity Value Creation (“EVC”). The Committee determined that the EBITDA performance measure, which is widely reported by us and our peers, provided a standard measure of our financial performance when compared to prior years and our peers, while the EVC performance measure was designed to provide a second indication of how our officers created value for the stockholders. These measures are now reflected in provisions of the employment agreements of the Named Executive Officers that govern incentive bonuses. EBITDA is defined as net income before interest expense, provision for taxes, depreciation, amortization and unusual charges, excluding the effect of actuarial adjustments for self insurance for general and professional liability. The Committee has reserved the right to adjust the calculation, which adjustments may be for the inclusion or exclusion of discontinued operations. EVC means (i) 9.0 x EBITDA, less (ii) long-term debt, including the current portion, plus (iii) unrestricted cash, less (iv) 25% of accrued self-insurance obligations, including the current portion and net of restricted cash. For 2006, the Committee established an EBITDA target equal to $45.2 million and an EVC target equal to $202.4 million. Each of these targets was subsequently adjusted for unusual items, including the reclassification of operations as discontinued.

Individual Performance Measures

     The individual performance goals established for Mr. Shaul, Dr. Hunker and Mr. Newman for 2006 related to certain aspects of administration of the departments that the individuals oversee. Measuring achievement of individual goals in some cases is inherently subjective. Accordingly, in such cases, Mr. Matros and the Committee may utilize discretion in determining to what extent such goals are met. If minimum financial performance targets are not met in any year, no incentive bonus is paid, whether or not individual goals are met.

     The Committee reserves the right to award extraordinary bonuses to our executives if it deems that their contribution to our success merited additional compensation. For the efforts of Mr. Matros in 2006, the Committee determined in February 2007 to award him a discretionary bonus of $200,000 in addition to his annual incentive bonus described herein. No discretionary bonus was paid to any other officer for performance in 2006.

2006 Annual Incentive Bonuses

     In 2006, the range of incentive bonuses for Mr. Matros, Mr. Mathies and Mr. Shaul was from between 0% of base salary, if less than 95% of the EBITDA performance target and 90% of the EVC performance target was achieved, and 120% of base salary, if both 120% of the EBITDA performance target and 140% of the EVC performance target were achieved. In the case of Dr. Hunker and Mr. Newman, the range of incentive bonuses was from between 0% of base salary, if less than 95% of the EBITDA performance target was achieved, and 100% of base salary, if 120% or more of the EBITDA performance target was achieved. The amount of each incentive bonus was to be prorated if the percentage of the financial performance target achieved was between the lowest and highest ends of the range. In the case of Mr. Shaul, Dr. Hunker and Mr. Newman, a portion of the bonus was based on achievement of the individual performance goals. The minimum, maximum and target amounts of the annual incentive bonus for each Named Executive Officer for 2006 are set forth in the Grants of Plan-Based Awards Table, under the heading ‘Estimated Future Payouts Under Non-Equity Incentive Plan Awards’.

     In February 2007, the Committee reviewed the achievement of financial performance goals in 2006 and Mr. Matros reported to the Committee regarding achievement of individual performance goals in 2006. At that time, the Committee reviewed the level of achievement of financial performance goals and individual goals for purposes of the incentive bonuses and stock option and restricted stock awards that were granted in 2006. As reported in the Summary Compensation Table under the heading ‘Non-Equity Incentive Plan Compensation’ and based on the Committee’s determination regarding achievement of performance goals, we paid incentive bonuses to the Named Executive Officers in March 2007 for performance in 2006. As with base salaries, the Committee believes that the incentive 2006 bonuses awarded to the Named Executive Officers are reasonable in view of peer company competitive practices, our performance and the contribution of these officers to that performance during 2006.

Long-Term Incentives -Stock Options and Restricted Stock Awards

     We desire to align the long-term interests of our executive officers and stockholders by creating a link between executive compensation and the long-term interests of our stockholders. We also want to reward executives for helping us improve our financial condition.

     Historically, the Committee has approved the awards of stock options and restricted stock units to new officers at the inception of employment and to officers generally at the Committee meeting that occurs at the time of our annual stockholders’ meeting. The Committee, to minimize the possibility that possession of material nonpublic information could influence, or appear to influence, an award grant, has adopted a policy stipulating that such awards to new officers will be made on the last day of the month of hire, and awards to officers generally will be made at a Committee meeting to be held after the filing of our Annual Report on Form 10-K, which typically occurs in early March.

     The Committee approved awards of non-qualified stock options and restricted stock units to the Named Executive Officers during 2006. These awards were designed both to motivate executives to maximize our performance in 2006 by means of the performance-based vesting requirements described below and to provide a long-term retention incentive by means of a four-year vesting schedule.

     Each of these 2006 awards (and similar awards for other officers) was subject to our achievement of the EBITDA performance target specified by the Committee (performance of individual goals was not considered in connection with these awards). Each executive would have received a maximum award, if we achieved 120% or more of the EBITDA target, and a portion of the award if we achieved between 90% and 120% (subject, in each case, to a four-year vesting schedule). The executive was not entitled to any award if less than 90% of the EBITDA target was met.

     In determining the aggregate amount of awards to Named Executive Officers and other officers and employees, the Committee approved awards equal to 1.5% of the number of our outstanding shares, assuming the EBITDA performance target was achieved, and 2% of the amount of outstanding shares if 120% or more of the EBITDA performance target was achieved, with amounts of awards prorated if actual EBITDA was between 90% and 120% of the EBITDA target. The Committee followed past practice in 2006 and awarded approximately 19.4% of the total awards granted to Mr. Matros, approximately 20.4% of the total awards to Mr. Shaul, Mr. Mathies and Mr. Newman, and 16.8% of the total awards to a group of five executives of which Dr. Hunker is a member. There is no set formula adopted by the Committee, however, by which the awards to Named Executive Officers is determined. Of 2006 awards, one-half were in the form of stock options and one-half were in the form of restricted stock awards. Gains from prior awards were not taken into account in 2006 in determining the awards. The terms of these awards are described in more detail in the Grants of Plan-Based Awards Table and related narrative description below.

     The exercise price of each stock option is the closing price of our Common Stock on the date of grant of the option. Accordingly, the Named Executive Officers will only realize value on their stock options if our shares increase in price. The date of grant is typically the date the Committee authorizes the grant of the option, but may be a later date if specified by the Committee in approving the grant. In 2006, the Committee authorized grants of options to executives on May 24, but established a grant date of May 31, to allow clarification of certain questions regarding the financial performance target, which the Chairman of the Committee clarified with Pearl Meyer after the meeting. In making this decision, the Committee was unaware of any material nonpublic information affecting us.  The closing price of our Common Stock on May 24 was $8.20 and the closing price of our Common Stock on May 31 was $8.21.

Benefits

     Our executives are entitled to participate in the same retirement, health and welfare benefit plans that are available to all of our employees, including our 401(k) Retirement Savings Plan. Life insurance, provided at the discretion of the Chief Executive Officer, was also provided to each of the Named Executive Officers. Other benefits are also provided at the discretion of the Chief Executive Officer or pursuant to employment agreements. In 2006, these benefits consisted of reimbursement of commuting and temporary housing expenses for Dr. Hunker and reimbursement of health insurance premiums for Mr. Newman, in each case as provided in such executive’s employment agreement. These amounts for 2006 are reported in the Summary Compensation Table under the heading, ‘All Other Compensation’.

Severance Benefits

     Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. The Committee has determined that it is appropriate to provide key executives with severance benefits in the event of a termination of the executive’s employment under these circumstances in light of their positions within the Company and as part of their overall compensation package. Accordingly, we provide such protections for our Named Executive Officers under their respective employment agreements. As described in more detail below under “Potential Payments Upon Termination or Change in Control,” each of our Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without cause or by the executive for good reason. We also believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide each of our Named Executive Officers with enhanced severance benefits if their employment is terminated by us without cause or by the executive for good reason in connection with a change in control.

     As part of their change in control severance benefits, our Named Executive Officers would also be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under applicable tax law. We provide these executives with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that may result from these excise taxes. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences he or she may become subject to under the tax law and to preserve the level of change in control severance protections that we have determined to be appropriate.

Other Factors Affecting Compensation Decisions

     As discussed above, the Committee employed Pearl Meyer to conduct a competitive review of executive compensation, to recommend modifications to annual and long-term incentive programs and to assist it in its deliberations concerning compensation in 2006. Pearl Meyer provided analyses of compensation of executives of peer companies, assisted in the determination of the number of stock-based awards to be awarded to executives, helped determine appropriate performance measures for plan based awards granted during 2006 (that is, both for annual incentive bonuses and long-term incentive awards), and advised on other aspects of executive compensation as requested by the Committee. As noted above, the Committee also employed outside counsel to review Mr. Matros’ employment agreement and the agreements of other key officers. Neither such outside counsel nor Pearl Meyer performed other services for us, their sole engagements with respect to our matters consisting of the work that was performed on behalf of the Committee.

Policy with Respect to Section 162(m)

     Under Section 162(m) of the Internal Revenue Code, we are generally precluded from deducting compensation in excess of $1.0 million per year for our Chief Executive Officer and any of our four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. While it is the Committee’s intention to maximize the deductibility of compensation paid to executive officers, deductibility will be only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in our best interests.

2007 Compensation of Named Executive Officers

     Our management and the Committee anticipate that compensation of the Named Executive Officers in 2007 will be determined in a manner similar to how such compensation was determined in 2006. The range of percentages of the EBITDA target for 2007 that determine the amounts of incentive bonuses and equity based awards, as well as the individual goals that determine a portion of incentive bonuses, were decided by March 2007. The Committee, however, has determined that the process in 2007 for determining executive compensation will differ from that described above for 2006 as follows:
•
only the EBITDA performance measure will be utilized for incentive bonus calculations in lieu of both the EBITDA performance measure and the EVC performance measure, the Committee having deemed the EVC measure as duplicative, in part, of the EBITDA measure and unnecessary in the measurement of our financial performance,

•
for Mr. Matros, Mr. Mathies and Dr. Hunker, a quality of care performance measure, which will determine a portion of their incentive bonuses, although no incentive bonuses will be paid if this measure is achieved and minimum financial goals are not met,

•
the threshold of achievement of EBITDA for determining incentive bonuses will be lowered to 85% of the EBITDA target and the maximum incentive bonus awards will be earned if 115% of the EBITDA target is achieved, and

•	awards of stock options and restricted stock awards for all officers for 2007, which were made in March 2007, were based on achievement of the EBITDA performance measure in 2006.

Compensation Committee Report (1)

     The Committee has reviewed the Compensation Discussion and Analysis set forth above and discussed it with management. Based upon such review and discussions, the Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Milton J. Walters (Chairman)
Christian K. Bement
Steven M. Looney
_____________________
(1)
SEC filings sometimes “incorporate information by reference.” This means that we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

     Of the Compensation Committee members whose names appear on the Compensation Committee Report above, only Mr. Walters and Mr. Looney were Committee members during all of 2006. Mr. Bement was appointed as a member of the Committee in January 2007. No member of the Committee is or has been one of our former or current executive officers or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Committee during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE - FISCAL 2006

     The following table provides information on compensation paid or earned for services to us and our subsidiaries during the year ended December 31, 2006 performed by the individual who served as principal executive officer, the individual who served as principal financial officer, and the other three most highly compensated executive officers (collectively, the “Named Executive Officers”).

						Non-
						Equity
						Incentive	All Other
				Stock	Option	Plan	Compen-
Name and Principal			Bonus	Awards	Awards	Compen-	sation	Total
Position	Year	Salary ($)	($)	($) (1)	($) (1)	sation ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Richard K. Matros COB/CEO	2006	$757,692 (2)	$200,000	$236,764	$223,756	$834,375	$7,857(3)	$2,260,444
L. Bryan Shaul EVP/CFO	2006	417,693	-	78,249	171,978	467,250	18,023(4)	1,153,193
William Mathies President-SunBridge	2006	446,373	-	175,166	85,791	500,625	6,466(5)	1,214,421
Michael Newman EVP/General Counsel	2006	283,423	-	43,111	41,331	249,375	24,393(6)	641,633
Chauncey J. Hunker Chief Compliance & Risk Officer	2006	272,692	-	33,689	31,053	262,500	38,221(7)	638,155
_____________

(1)
The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Named Executive Officers were forfeited during 2006. Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal-Year End” below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 14 - “Capital Stock” to Sun’s Consolidated

Financial Statements as set forth in our Annual Report on Form 10-K filed with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted to our Named Executive Officers for 2006, please see the discussion under “Grants of Plan-Based Awards” below.

(2)	Includes a $50,000 increase in salary that was paid in 2007 for Mr. Matros’ services in 2006 pursuant to his employment agreement and as a result of Sun’s achievement of performance targets.
(3)	Consists of company paid life insurance premiums of $2,889, as well as the taxable benefit of $4,968 for an employer provided life insurance policy that exceeds $50,000 of coverage.
(4)	Consists of company paid life insurance premiums of $5,739, as well as the taxable benefit of $12,284 for an employer provided life insurance policy that exceeds $50,000 of coverage.
(5)
Consists of a 401(k) company matching contribution in the amount of $1,650; company paid life insurance premiums of $1,977 and the taxable benefit of $2,839 for an employer provided life insurance policy that exceeds $50,000 of coverage.

(6)
Consists of a 401(k) company matching contribution in the amount of $1,650; company paid life insurance premiums of $4,485; the taxable benefit of $3,689 for an employer provided life insurance policy that exceeds $50,000 of coverage; and company paid medical premiums of $14,569.

(7)
Consists of a 401(k) company matching contribution in the amount of $1,650; company paid life insurance premiums of $4,485; the taxable benefit of $7,224 for an employer provided life insurance policy that exceeds $50,000 of coverage; and company paid commuting and temporary housing expenses of $24,862.

Compensation of Named Executive Officers

     The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in 2006. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of nonqualified stock options and restricted stock units, and a performance-based annual incentive bonus. Named Executive Officers also earned the other benefits reported in Column (h) of the Summary Compensation Table.

     The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A general description of each Named Executive Officer’s employment agreement and the terms of his annual base salary and incentive bonus opportunity are provided immediately following this paragraph. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and stock unit awards granted in 2006, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2006. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Incentive Bonus Payments

     We have entered into employment agreements with each of our Named Executive Officers. The terms of these agreements, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Richard K. Matros. We entered into a new employment agreement with Mr. Matros on October 12, 2006 (the “Matros Agreement”) that supersedes and replaces the prior employment agreement between Mr. Matros and Sun dated February 28, 2002. The term of the Matros Agreement extends until March 27, 2009, with automatic one-year extensions thereafter unless either party provides notice that the term will not be extended. The Matros Agreement provided for an initial annual base salary of $700,000, subject to annual merit increases, and provides that if Sun equaled or exceeded its budgeted EBITDA target for 2006, then Mr. Matros’ annual salary would increase to $750,000 retroactive to November 5, 2005. This EBITDA target was in fact met. As described in the “Compensation Discussion and Analysis” above, Mr. Matros is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s levels of EBITDA and equity value creation for that year. The agreement also provides that Mr. Matros is entitled to participate in Sun’s usual benefit and paid time off programs for its senior executives and to be reimbursed for his business expenses.

L. Bryan Shaul. We entered into an employment agreement with Mr. Shaul on February 14, 2005 and an amendment to this agreement on October 12, 2006 (as amended, the “Shaul Agreement”). The Shaul Agreement does not have a specified termination date. The Shaul Agreement provided for an initial annual base salary of $400,000, subject to annual merit increases. Mr. Shaul is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s levels of EBITDA and equity value creation and Mr. Shaul’s individual performance for that year. The agreement also provides that Mr. Shaul is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

William A. Mathies. We entered into an employment agreement with Mr. Mathies on February 28, 2002 and an amendment to this agreement on October 12, 2006 (as amended, the “Mathies Agreement”). The Mathies Agreement does not have a specified termination date. The Mathies Agreement provided for an initial annual base salary of $400,000, subject to annual merit increases. Mr. Mathies is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 120% of his base salary, based upon Sun’s levels of EBITDA and equity value creation for that year. The agreement also provides that Mr. Mathies is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses.

Michael Newman. We entered into an employment agreement with Mr. Newman on March 22, 2005 and an amendment to this agreement on October 12, 2006 (as amended, the “Newman Agreement”). The Newman Agreement does not have a specified termination date. The Newman Agreement provided for an initial annual base salary of $280,000, subject to annual merit increases. Mr. Newman is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 100% of his base salary, based upon Sun’s level of EBITDA and Mr. Newman’s individual performance for that year. The agreement also provides that Mr. Newman is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year, to be reimbursed for his business expenses, and to be reimbursed for his health care insurance premiums.

Chauncey J. Hunker. We entered into a new employment agreement with Dr. Hunker on October 12, 2006 (the “Hunker Agreement”). The Hunker Agreement does not have a specified termination date. The Hunker Agreement provided for an initial annual base salary of $300,000, subject to annual merit increases. Dr. Hunker is also entitled under the agreement to receive an annual performance bonus each year, not to exceed 100% of his base salary, based upon Sun’s level of EBITDA and Dr. Hunker’s individual performance for that year. The agreement also provides that Dr. Hunker is entitled to participate in Sun’s usual benefit programs for its senior executives, to accrue not less than 160 hours paid time off per year and to be reimbursed for his business expenses, including reasonable costs of traveling from his residence in Madison, Wisconsin to Sun’s offices in Albuquerque, New Mexico and reasonable housing expenses while temporarily located in Albuquerque.

GRANTS OF PLAN-BASED AWARDS - FISCAL 2006

     The following table sets forth certain information concerning individual grants of equity and non-equity awards made to each of the Named Executive Officers during the year ended December 31, 2006. Each of these awards was granted under our 2004 Plan.

Name	Grant Date	Date of Com- mittee Approval	Estimated possible payouts under Non-Equity Incentive Plan Awards(1)			Estimated possible payouts under Equity Incentive Plan Awards(2)			Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thresh- old ($)	Target ($)	Max- imum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mr. Matros	5/31/06 5/31/06 3/28/06	5/24/06 5/24/06 3/28/06	- - 75,000	- - 375,000	- - 900,000	22,746 22,746 -	45,492 45,492 -	60,656 60,656 -	8.21 (5) -	249,506 466,615 -
Mr. Shaul	5/31/06 5/31/06 3/28/06	5/24/06 5/24/06 3/28/06	- - 42,000	- - 210,000	- - 504,000	7,966 7,966 -	15,933 15,933 -	21,244 21,244 -	8.21 (5) -	87,387 163,428 -
Mr. Mathies	5/31/06 5/31/06 3/28/06	5/24/06 5/24/06 3/28/06	- - 45,000	- - 225,000	- - 540,000	7,966 7,966 -	15,933 15,933 -	21,244 21,244 -	8.21 (5) -	87,387 163,428 -
Mr. Newman	5/31/06 5/31/06 3/28/06	5/24/06 5/24/06 3/28/06	- - 28,500	- - 142,500	- - 285,000	7,966 7,966 -	15,933 15,933 -	21,244 21,244 -	8.21 (5) -	87,387 163,428 -
Dr. Hunker	5/31/06 5/31/06 3/28/06	5/24/06 5/24/06 3/28/06	- - 30,000	- - 150,000	- - 300,000	3,949 3,949 -	7,899 7,899 -	10,532 10,532 -	8.21 (5) -	43,321 81,016 -
__________________
(1)
These columns reflect the possible payment amounts under performance-based cash incentive awards granted for 2006 to the Named Executive Officers, as described above under “Compensation Discussion and Analysis”. The amounts actually awarded to these executives for 2006 are reported above in the Summary Compensation Table as “Non-Equity Incentive Plan Awards.”

(2)
These columns reflect the numbers of shares that could have become eligible to vest under performance-based stock options and restricted stock unit awards granted for 2006 to our Named Executive Officers. The number of shares subject to each award that actually became eligible to vest based on Sun’s performance during 2006 is reported below in the table of “Outstanding Equity Awards at End of Fiscal 2006.”

(3)
All options were granted at an exercise price equal to the fair market value of our common stock on the option grant date, which was $.01 greater than the fair market value on the Committee approval date.

(4)
The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of Sun’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

(5)	These awards represent grants of restricted stock units.

Description of Equity-Based Awards

     Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Unless otherwise provided by the Compensation Committee, awards granted under the 2004 Plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

Under the terms of the 2004 Plan, each award outstanding under the plan at the time of a change in control of Sun will become fully vested and, in the case of options, exercisable upon the change in control. Each such award will be subject to the terms of any agreement effecting the change in control.

Options

     Each option reported in Columns (g) through (i) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

     Each option granted to our Named Executive Officers in 2006 was subject to performance-based vesting requirements as described above in the “Compensation Discussion and Analysis.” The portion of the option that became eligible to vest based on Sun’s performance during 2006 remains subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date. If a Named Executive Officer’s employment terminates due to a termination by us for cause or by the executive without good reason (as these terms are defined in the Named Executive Officer’s employment agreement), the unvested portion of the option will immediately terminate. If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason, the portion of the option that became eligible to vest based on Sun’s performance during 2006 and had not vested as of the date the executive’s employment terminated will immediately vest and become exercisable.

     Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in 2006 has a term of seven years. However, vested options may terminate earlier in connection with a termination of the officer’s employment or a change in control of Sun. The options granted to Named Executive Officers during 2006 do not include any dividend rights.

Restricted Stock Units

     Each stock award reported in Columns (g) through (i) of the table represents an award of restricted stock units granted to our Named Executive Officers for 2006. Each restricted stock unit represents a contractual right to receive one share of our common stock. Each restricted stock unit award granted to our Named Executive Officers in 2006 is subject to performance-based vesting requirements as described above in the “Compensation Discussion and Analysis.” The units that become eligible to vest based on Sun’s performance during 2006 are then subject to a four-year vesting schedule, with 25% of the units vesting on June 30, 2007 and an additional 25% of the units vesting on each of May 31, 2008, May 31, 2009 and May 31, 2010. If a Named Executive Officer’s employment terminates for any reason, the unvested stock units will immediately terminate.

     The Named Executive Officer does not have the right to vote or dispose of the restricted stock units until they have vested and they are paid in shares of common stock to the Named Executive Officer but does have the right to receive cash payments (or, in our discretion, to be credited with additional restricted stock units based on value of our common stock on the crediting date) as dividend equivalents based on the amount of dividends (if any) paid by Sun during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award. Such payments are made at the same time the related dividends are paid to Sun’s stockholders generally.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2006

     The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2006, including the vesting dates for the portions of these awards that had not vested as of that date. This table also includes the amounts recognized for each of these awards for financial reporting purposes for 2006 as reflected in the Summary Compensation Table above. For purposes of clarity, awards that were not outstanding as of December 31, 2006 but that were recognized for financial reporting purposes for 2006 have also been included in the table below. Additional information on these awards is presented in the table under “Option Exercises and Stock Vested-Fiscal 2006” below.

	Stock Options						Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exerc- isable	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable	Option Exercise Price ($)	Option Expir- ation Date	Allo- cable Finan- cial Charge Recog- nized for 2006 ($)	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Allo- cable Finan- cial Charge Recog- nized for 2006 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mr. Matros	12/3/04	150,000	0	$7.71	2/27/09	23,550	--	--	--	--
	5/19/04	39,950	39,950(2)	$6.85	5/18/11	89,488	--	--	--	--
	5/19/05	18,218	54,652(3)	$7.05	5/18/12	74,329	--	--	--	--
	5/31/06	0	56,835(4)	$8.21	5/30/13	36,389	--	--	--	--
	--	--	--	--	--	--	2/28/02	--	--	$5,959
	--	--	--	--	--	--	1/22/04	10,227(5)	$129,167	65,194
	--	--	--	--	--	--	5/19/04	12,100(2)	152,823	42,518
	--	--	--	--	--	--	5/19/05	23,422(3)	295,820	55,040
	--	--	--	--	--	--	5/31/06	56,835(6)	717,826	68,053
Totals		208,168	151,437			223,756		102,584	1,295,636	236,764
Mr. Shaul	2/14/05	60,000	90,000(7)	$7.41	2/13/12	133,200	--	--	--	--
	5/19/05	6,381	19,141(3)	$7.05	5/18/12	26,034	--	--	--	--
	5/31/06	0	19,906(4)	$8.21	5/30/13	12,744	--	--	--	--
	--	--	--	--	--	--	2/14/05	15,000(7)	189,450	35,138
	--	--	--	--	--	--	5/19/05	8,203(3)	103,604	19,277
	--	--	--	--	--	--	5/31/06	19,906(6)	251,412	23,834
Totals		66,381	129,047			171,978		43,109	544,466	78,249
Mr. Mathies	12/3/04	100,000	0	$7.71	2/27/09	15,698	--	--	--	--
	5/19/04	13,980	13,980(2)	$6.85	5/18/11	31,315	--	--	--	--
	5/19/05	6,381	19,141(3)	$7.05	5/18/12	26,034	--	--	--	--
	5/31/06	0	19,906(4)	$8.21	5/30/13	12,744	--	--	--	--
	--	--	--	--	--	--	1/22/04	6,818(5)	86,111	43,460
	--	--	--	--	--	--	5/19/04	4,250(2)	53,678	14,934
	--	--	--	--	--	--	5/19/05	8,203(3)	103,604	19,277
	--	--	--	--	--	--	10/18/05	31,444(8)	397,138	73,661
	--	--	--	--	--	--	5/31/06	19,906(6)	251,412	23,834
Totals		120,361	53,027			85,791		70,621	891,943	175,166
Mr. Newman	5/19/05	6,381	19,141(3)	$7.05	5/18/12	28,587	--	--	--	--
	5/31/06	0	19,906(4)	$8.21	5/30/13	12,744	--	--	--	--
	--	--	--	--	--	--	5/19/05	8,203(3)	103,604	19,277
	--	--	--	--	--	--	5/31/06	19,906(6)	251,412	23,834
Totals		6,381	39,047			41,331		28,109	355,016	43,111
Dr. Hunker	12/3/04	22,500	0	$7.71	2/27/09	4,418	--	--	--	--
	5/19/04	4,955	4,955(2)	$6.85	5/18/11	11,101	--	--	--	--
	5/19/05	2,259	6,778(3)	$7.05	5/18/12	9,217	--	--	--	--
	5/31/06	0	9,868(4)	$8.21	5/30/13	6,317	--	--	--	--
	--	--	--	--	--	--	1/22/04	1,534(5)	19,374	9,778
	--	--	--	--	--	--	5/19/04	1,500(2)	18,945	5,271
	--	--	--	--	--	--	5/19/05	2,904(3)	36,677	6,826
	--	--	--	--	--	--	5/31/06	9,868(6)	124,633	11,814
Totals		29,714	21,601			31,053		15,806	199,629	33,689

_________________
(1)
The dollar amounts shown in Column (j) are determined by multiplying the number of shares or units reported in Column (i) by $12.63 (the closing price of our common stock on the last trading day of fiscal 2006).

(2)	The unvested portions of these awards were scheduled to vest in two installments on May 19, 2007 and 2008.
(3)	The unvested portions of these awards were scheduled to vest in three installments on May 19, 2007, 2008 and 2009.
(4)	The unvested portions of these awards were scheduled to vest in four installments on May 31, 2007, 2008, 2009 and 2010.
(5)	The unvested portions of these awards were scheduled to vest in two installments on January 22, 2007 and 2008.
(6)	The unvested portions of these awards were scheduled to vest in four installments on June 30, 2007 and May 31, 2008, 2009 and 2010.
(7)	The unvested portions of these awards were scheduled to vest in three installments February 14, 2007, 2008 and 2009.
(8)	The unvested portions of these awards were scheduled to vest in three installments on October 18, 2007, 2008 and 2009.

OPTION EXERCISES AND STOCK VESTED - FISCAL 2006

     The following table provides information concerning shares of Common Stock acquired upon the vesting of stock awards during the year ended December 31, 2006 by each of the Named Executive Officers. None of the Named Executive Officers exercised stock options in 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard K. Matros	-	-	48,971	$343,627
L. Bryan Shaul	-	-	7,735	54,757 (2)
William A. Mathies	-	-	15,002	143,938
Michael Newman	-	-	2,735	23,107
Chauncey J. Hunker	-	-	2,485	19,789
__________________
(1)
The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)	Mr. Shaul has deferred the receipt of such shares to the date of his termination of employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with Sun and/or a change in control of Sun. These benefits are provided under the Named Executive Officers’ employment agreements, which are described above under “Description of Employment Agreements - Salary and Incentive Bonus

Payments.” In each case, payment of the severance and other benefits described below is contingent on the executive’s execution of a release of claims in favor of Sun on termination of his employment. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Sun under the terms of our 2004 Plan as noted under “Grants of Plan-Based Awards” above.

     Severance Benefits - Termination of Employment. In the event the Named Executive Officer employment is terminated by Sun without “cause” or by the executive for “good reason” (as those terms are defined in the executive’s employment agreement), the executive will be entitled to a lump sum severance payment equal to (1) the executive’s annual base salary then in effect, multiplied by (2) a severance multiplier. In the case of Mr. Matros, the severance multiplier is two (or, if greater, the number of years, including fractional years, remaining in the term of his employment agreement); in the case of Messrs. Shaul and Mathies, the severance multiplier is two; and in the case of Dr. Hunker and Mr. Newman, the severance multiplier is one. The executive and his family members will also be entitled to continued coverage under Sun’s health plans for one year (or, in the case of Mr. Matros, two years) following the date of termination (subject to earlier termination if the executive becomes eligible to be covered under another employer’s health plan). In addition, the executive will be entitled to a bonus payment for the year in which the termination occurs. For Messrs. Matros and Newman and Dr. Hunker, the bonus will be prorated for the period the executive is employed with Sun; for Messrs. Shaul and Mathies, the bonus will be determined based on the executive’s bonus for the preceding year.

     Severance Benefits - Termination of Employment in Connection with Change in Control. In the event the Named Executive Officer’s employment is terminated by Sun without cause or by the executive for good reason within 24 months following a change in control of Sun (as defined in the executive’s employment agreement) or, in the case of Mr. Matros and Mr. Mathies, a termination by Sun without cause in the six-month period preceding a change in control, the Named Executive Officer will be entitled to the severance benefits described above except that the severance multiplier will be three in the case of Mr. Matros and Mr. Mathies and two in the case of Dr. Hunker and Mr. Newman. The severance multiplier would still be two for Mr. Shaul under these circumstances. In the event that the Named Executive Officer’s benefits in connection with a change in control are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), Sun will make an additional payment to him so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due (a “gross-up payment”).

     Severance Benefits - Death or Disability. In the event the Named Executive Officer’s employment with Sun terminates due to his death or disability, the executive would be entitled to a prorated bonus for the year in which the termination occurs.

     Restrictive Covenants. Each Named Executive Officer’s employment agreement includes his agreement that he will not to disclose any confidential information of Sun at any time during or after his employment with Sun. In addition, each Named Executive Officer has agreed that, for a period of two years (or, in the case of Mr. Mathies, one year) following a termination of his employment with Sun, he will not solicit Sun’s employees or customers or materially interfere with any of Sun’s business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and Sun.

     The following table provides information concerning the potential severance payments that would be made to the Named Executive Officers upon an involuntary termination of their employment with us. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Sun) occurred on December 31, 2006. (In each case, if the Named Executive Officer’s employment with Sun terminated on December 31, 2006, the full amount of his bonus for the 2006 fiscal year would be paid, so the pro-rata bonus provision would not apply.)

Name	Involuntary Termination of Employment				Involuntary Termination of Employment in Connection with a Change in Control
	Cash Severance (1)	Equity Accel- eration Value(2)	Health Benefits	Total	Cash Severance (1)	Equity Accel- eration Value(2)(3)	Health Benefits	Total (4)
Mr. Matros	$2,647,389	$916,247	$25,660	$3,589,296	$3,284,375	$2,082,716	$25,660	$5,392,751
Mr. Shaul	1,040,000	854,042	11,065	1,905,107	1,040,000	1,209,059	11,065	2,260,124
Mr. Mathies	1,113,210	361,707	13,003	1,487,920	1,563,210	1,167,540	13,003	2,743,753
Mr. Newman	534,375	194,792	14,114	743,281	819,375	549,809	14,114	1,383,298
Dr. Hunker	562,500	129,452	4,992	696,944	862,500	309,708	4,992	1,177,200
__________________
(1)	Includes a multiple of the Named Executive Officer’s base salary as in effect on December 31, 2006 and a bonus payment as calculated above under “Severance Benefits - Termination of Employment”.
(2)	Based upon the closing price of our common stock ($12.63) on December 31, 2006.
(3)	In the event of a change of control, the Named Executive Officers would recognize their listed equity acceleration values regardless of whether their employment is terminated.
(4)
The Company estimates that no gross-up payments would be owing to the Named Executive Officers under these circumstances. However, in determining whether any gross-up payment would be owing to a Named Executive Officer as a result of the excise tax imposed under Section 280G, we assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction.

DIRECTOR COMPENSATION - FISCAL 2006

     The following table presents information regarding the compensation paid during 2006 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Matros, who is also one of our employees, is presented above in the Summary Compensation Table and the related tables. Mr. Matros is generally not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Total ($)
Gregory S. Anderson	$53,500	$24,536	$36,324	$114,360
Tony M. Astorga	45,250	16,017	18,849	80,116
Christian K. Bement	51,000	16,017	18,849	85,866
Michael J. Foster	41,500	12,136	10,832	64,468
Barbara B. Kennelly	42,500	12,136	10,531	65,167
Steven M. Looney	49,250	16,017	18,849	84,116
Keith W. Pennell (4)	46,500	12,136	10,832	69,468
Milton J. Walters	58,750	24,536	36,324	119,610
____________

(1)
The amounts reported in these columns reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards granted to Non-Employee Directors were forfeited during 2006.  For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 - “Capital Stock” to Sun’s Consolidated Financial Statements as set forth in our Annual Report on Form 10-K filed with the SEC and incorporated herein by reference, a copy of which was delivered together with this Proxy Statement.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2006.
Director	Number of Shares Subject to Outstanding Options as of 12/31/06		Number of Unvested Restricted Stock Units as of 12/31/06
	Exer- cisable	Unexer- cisable
Gregory S. Anderson	10,346	19,622	14,182
Tony M. Astorga	5,346	14,622	9,182
Christian K. Bement	5,346	14,622	9,182
Michael J. Foster	1,671	10,947	8,082
Barbara B. Kennelly	1,671	10,947	8,082
Steven M. Looney	5,346	14,622	9,182
Keith W. Pennell (4)	1,671	10,947	8,082
Milton J. Walters	10,346	19,622	14,182
(3)

Each of the directors received grants of 5,933 stock option awards and 5,933 restricted stock unit awards on May 31, 2006 with grant date fair values of $26,046 and $48,710, respectively, as determined under FAS123R. In addition, Mr. Anderson and Mr. Walters received grants of 5,000 stock unit awards on January 12, 2006, both with a grant date fair value of $6.99 as determined under FAS123R.

(4)	Mr. Pennell resigned as a director in January 2007.

     Director Compensation.  Each of our Non-Employee Directors is entitled to receive: (i) an annual fee of $24,000, which is payable in four equal quarterly installments, (ii) $1,750 for each Board of Directors or Committee meeting attended in person, (iii) an additional $500 for each subsequent meeting attended that same day, and (iv) $500 for any meetings attended by telephone. In addition, each Chairperson of a Committee of the Board of Directors is entitled to receive an additional annual fee of $4,000, payable in four equal quarterly installments. Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

     In addition, during 2006 the non-employee directors were awarded restricted stock units and stock options to purchase shares of Common Stock pursuant to Sun’s 2004 Equity Incentive Plan. Each of these awards vests 25% per year in the first four years subsequent to the grant date and, in case of options, has a seven-year maximum term, subject to earlier termination on a termination of the director’s service as a board member or a change in control of Sun.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

      RFE and DFW were formerly the principal stockholders of Peak Medical Corporation (“Peak”), and Mr. Foster, who is a member of our Board of Directors, and Mr. Pennell, who was a member of our Board of Directors during 2006, is Managing Directors of RFE and DFW, respectively. In connection with our acquisition of Peak, we entered into a Stockholders Agreement and a Registration Rights Agreement with the stockholders of Peak, including RFE and DFW.

     Pursuant to the Stockholders Agreement, among other things, RFE and DFW were each contractually entitled to nominate one individual to our Board of Directors until such time as RFE or DFW, as the case may be, ceased to own at least 50% of the shares of our Common Stock that they respectively acquired from us in our acquisition of Peak. The initial nominee for RFE was Mr. Foster and the initial nominee for DFW was Mr. Pennell. In January 2007, DFW ceased to hold the requisite number of shares and Mr. Pennell resigned from the Board.

     In addition, pursuant to the Stockholders Agreement, RFE agrees that, so long as it is entitled to nominate a director to Sun’s Board of Directors, it will, unless an Early Release Event (as defined below) occurs or our Board of Directors approves:

-
solely with respect to the election of directors other than its nominee, vote and grant or withhold a written consent with respect to, all shares of our Common Stock acquired by it in the acquisition of Peak in proportion to the vote of our stockholders, other than the former stockholders of Peak;

-
not propose any matter to our Board of Directors or our stockholders that requires or contemplates the vote or consent of our stockholders or, except for its own nominee, any nominee for election as director;

-	not acquire the beneficial ownership of any shares of the voting power of us, other than the shares of our Common Stock acquired pursuant to the acquisition of Peak; and

-	not knowingly assist, advise or encourage any other person in acquiring, directly or indirectly, control of us or any of our securities, businesses or assets.

An “Early Release Event” is defined as the earliest to occur of:

-	a Change of Control (as defined in the Registration Rights Agreement described below);

-
the early termination or waiver or amendment of the agreements with our senior executive officers not to sell or otherwise transfer any of their shares of our Common Stock (these agreements expired pursuant to their terms in December 2006);

-
the failure to elect a nominee of RFE to our Board of Directors as described above (if RFE has the right to designate a director nominee and has exercised such right) unless such failure is cured within 20 business days after written notice to us of such failure from RFE;

-
the commencement of any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to us under the laws of any jurisdiction; or we take any action to authorize any such proceeding; or any such proceeding shall be instituted against us and shall not be dismissed or discharged within 60 days after its commencement; or we admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or we apply for the appointment of any receiver, trustee or similar officer for us or for all or substantially all of our property; or we take any action to authorize such appointment; or

-
a material breach by us of any of our covenants contained in the Stockholders Agreement or in the Registration Rights Agreement unless such breach is capable of being, and is, cured within 20 business days after written notice to us of such breach.

     Pursuant to the Registration Rights Agreement, as amended, RFE agreed to not sell or otherwise transfer any shares of our Common Stock acquired in the acquisition of Peak prior to December 9, 2006, and during the period of December 9, 2006 to December 9, 2008, RFE may not sell or otherwise transfer an amount of shares of our Common Stock acquired in the acquisition of Peak, during any three-month period, in excess of 2.947% of our Common Stock then outstanding. RFE also has agreed that it will not knowingly sell or otherwise transfer shares of our Common Stock acquired in the acquisition of Peak constituting 2% or more of the total shares of our Common Stock then outstanding to any one person or group, subject to certain exceptions. These restrictions will lapse upon the occurrence of an Early Release Event, or upon the release of Steelhead Investments, Ltd., the investor that acquired 1,811,620 shares of our common stock from DFW subject to restrictions on resale similar to those described herein that are applicable to RFE, from such restrictions. RFE has implemented a Rule 10b5-1 plan that commenced in January 2007 pursuant to which up to 5,062,870 shares of our common stock will be sold at prices specified in such plan, although no more than the lesser of 1,200,000 shares and the maximum number of shares that may be sold pursuant to the limitation described above in any three-month period.

     In addition, we agreed in the Registration Rights Agreement to provide certain registration rights to the former stockholders of Peak, including RFE. These rights include “piggyback” registration rights, which mean that the former stockholders of Peak have the right to register the sale of some or all of the shares of our Common Stock acquired in the acquisition of Peak if we propose to allow shares held by other stockholders to be sold in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933. We also agreed to use our commercially reasonable efforts to file a shelf registration statement covering the offer and sale of the shares of our Common Stock acquired in the acquisition of Peak, which we successfully filed. If the registration statement ceases to be effective (except under certain circumstances set forth in the Registration Rights Agreement), then we will be required to pay liquidated damages, in an amount per 30-day period, equal to 1.0% of the aggregate market value of the shares of our Common Stock issued in the acquisition of Peak and then entitled to registration under the Registration Rights Agreement. We are also obligated to affect two underwritten public offerings of all or a portion of the shares of our Common Stock issued in the acquisition of Peak and then entitled to registration under the Registration Rights Agreement upon the request of the holders of a majority of those shares.

     The former stockholders of Peak, including RFE, have deposited in an escrow account an aggregate of 1,561,875 shares of our Common Stock, to be used to satisfy certain indemnification obligations of those former stockholders. Of these shares, 50% were released to the former stockholders on March 31, 2007 in accordance with the escrow agreement. Of the remaining amount, RFE deposited 427,978 of those shares.

OTHER MATTERS

Additional Proposals for the 2007 Annual Meeting

     As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

Annual Report To Stockholders

     Sun is delivering only one Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and one Proxy Statement to stockholders who share the same address. A copy of such Proxy Statement and Annual Report, as filed with the Securities and Exchange Commission, may be obtained without charge on Sun’s website at www.sunh.com or by writing to Investor Relations, Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone request to (505) 468-2341. Stockholders sharing an address can contact Sun at the above address and telephone number to request receiving multiple Annual Reports and Proxy Statements or, if they currently are receiving multiple copies of Annual Reports or Proxy Statements, to request receiving only a single copy of Annual Reports or Proxy Statements..

Stockholder Proposals

     Sun anticipates holding its 2008 Annual Meeting of Stockholders in May 2008. Any proposal of a stockholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission that is intended to be presented at that meeting must be received by the Secretary of Sun on or before December 11, 2007 in order for such proposal to be considered for inclusion in Sun’s proxy statement and form of proxy for such meeting.

     In addition, under Sun’s Bylaws, stockholders desiring to nominate persons for election as directors or to bring proposals before the stockholders at the 2008 Annual Meeting must notify the Secretary of Sun in writing no earlier than January 17, 2008 and no later than February 16, 2008. Such notices must contain the specific information set forth in the Bylaws, and those relating to nominations must include the following:

-
all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, under Regulation 14A under the Exchange Act;

-
a statement of the proposed nominee’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates, as described under “Election Of Directors - Board Meetings and Committees of the Board - Nominating and Governance Committee”;

-	the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
-	a statement detailing any relationship between the proposed nominee and any customer, supplier or competitor of Sun;
-	the name and address of the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

-	the class and number of shares of Sun stock which are owned beneficially and/or of record by such stockholder and such beneficial owner;
-
a representation that the stockholder is a holder of record of Sun stock entitled to vote at the applicable meeting and intends to appear in person or by proxy at the meeting to propose the nomination;

-
a representation whether such stockholder or such beneficial owner intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our stock required to elect the proposed nominee and/or otherwise to solicit proxies in support of the nomination; and

-	detailed information about any relationship or understanding between the nominating stockholder(s), any such beneficial owner and the proposed nominee.

     Nominations and stockholder proposals, as well as requests for a copy of Sun’s Bylaws (which will be furnished to any stockholder without charge upon written request), should be directed to Michael T. Berg, Secretary, 18831 Von Karman, Suite 400, Irvine, California 92612.

By Order of the Board of Directors

Michael T. Berg
Secretary

April 10, 2007

࿶                       ■

SUN HEALTHCARE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints RICHARD K. MATROS, Chairman of the Board and Chief Executive Officer, and L. BRYAN SHAUL, Executive Vice President and Chief Financial Officer, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of Sun Healthcare Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022 at 9:00 a.m., local time, on May 17, 2007, and at any adjournments or postponements thereof, and authorizes and instructs the proxies to vote in the manner directed on the reverse side.

     A copy of the Notice of Annual Meeting of Stockholders dated April 10, 2007 and the Proxy Statement dated April 10, 2007 has been received by the undersigned.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH HEREIN. IF NO DIRECTION IS MADE BELOW, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE REVERSE SIDE.

(BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS FORM)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

SUN HEALTHCARE GROUP, INC.

May 17, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

■	20833000000000000000 1	051707

 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To Elect Eight Directors:	2. On the proposal to approve the amendment to the Certificate of Incorporation to increase the authorized shares of common stock.	FOR AGAINST ABSTAIN
[ ] FOR ALL NOMINEES [ ] Gregory S. Anderson		☐ ☐ ☐
[ ] Tony M. Astorga	3. On the proposal to ratify the intended appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2007.	☐ ☐ ☐
[ ] WITHHOLD AUTHORITY [ ] Christian K. Bement FOR ALL NOMINEES
[ ] Michael J. Foster	4. In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
[ ] Barbara B. Kennelly
[ ] FOR ALL EXCEPT [ ] Steven M. Looney
(See instructions below) [ ] Richard K. Matros
[ ] Milton J. Walters
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE TODAY.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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